EXHIBIT 99.1

STRYKER APPOINTS RAMESH SUBRAHMANIAN TO

GROUP PRESIDENT, INTERNATIONAL

Kalamazoo, Michigan - August 18, 2011 - Stryker Corporation (NYSE:SYK) announced today the appointment of Ramesh Subrahmanian to the role of Group President, International, effective September 1, 2011. This role was formerly held by Andrew Fox-Smith, who is leaving Stryker to pursue other career opportunities.  Subrahmanian will report to Chairman, President and Chief Executive Officer Stephen P. MacMillan.

"Ramesh brings a strong global perspective to Stryker through his successful leadership roles in the U.S., Germany, India and Asia Pacific.  He is a proven healthcare leader who has demonstrated the ability to drive profitable growth and innovation, and we look forward to taking advantage of his varied experiences as we continue to grow our international businesses," said MacMillan.

Subrahmanian joins Stryker after twenty-three years in the pharmaceutical industry where he held a number of senior level leadership roles at Merck, Sanofi-Aventis and Hoechst Marion Roussel Ltd., most recently as Senior Vice President & President, Asia Pacific for Merck & Co. Inc. In his new role, he will have responsibilities for the Company's international business units and will be based in Singapore.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For media inquiries please contact:

Emily Peck, Kwittken & Company, 646-747-7149 or stryker@kwitco.com

For investor inquiries please contact:

Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com